United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 4, 2008

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas 75240

(Address of Principal Executive Offices)     (Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(b)       On January 4, 2008, American CareSource Holdings, Inc. (the “Company”) notified Maria L. Baker, Vice President of Marketing of the Company, that the term of her employment agreement, which will expire on January 31, 2008, will not be renewed. Ms. Baker’s last day of employment with the Company will be January 31, 2008. Ms. Baker is expected to provide consulting services to the Company through June 2008. The Company has agreed that Ms. Baker’s stock options will continue to vest through June 2008 and the expiration date for the stock options has been extended to January 31, 2009. The Company will file any agreement entered into with Ms. Baker as an exhibit to a Current Report on Form 8-K or the Company’s next periodic report if and when such an agreement is executed.

On January 7, 2008, the Company notified Jennifer Boone, Vice President of Network Development of the Company, that the term of her employment agreement, which will expire on January 31, 2008, will not be renewed. Ms. Boone’s last day of employment with the Company will be January 31, 2008. Ms. Boone is expected to provide consulting services to the Company through June 2008. The Company has agreed to pay $20,291.67 to Ms. Boone as a severance payment, payable in semi-monthly installments through March 31, 2008. In addition, the Company has agreed that Ms. Boone’s stock options will continue to vest through June 2008 and the expiration date for the stock options has been extended to January 31, 2009. The Company will file any agreement entered into with Ms. Boone as an exhibit to a Current Report on Form 8-K or the Company’s next periodic report if and when such an agreement is executed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: January 10, 2008	By: /s/Steven J. Armond
Steven J. Armond
Chief Financial Officer

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